Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kiniksa Pharmaceuticals, Ltd. of our report dated March 2, 2023 relating to the financial statements, which appears in Kiniksa Pharmaceuticals, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 2, 2023